Exhibit 10.4

[Letterhead of Commonwealth Biotechnologies Inc.]

March 28, 2008

Venturepharm Laboratories Limited

Venturepharm Towers

No. 3 Jinzhuang

Si Ji Qing, Haidian District

Beijing 10089, China

Attention: Mr. Bill Guo

Dear Mr. Guo:

In consideration of Venturepharm Laboratories Limited, a Cayman Islands limited company (“Venturepharm”), entering into a Share Sale Agreement (the “Share Sale Agreement”) with PharmAust Limited, an Australian limited company (“PharmAust”) to purchase 2,150,000 restricted shares of the common stock (collectively, the “Sale Shares”) of Commonwealth Biotechnologies, Inc., a Virginia corporation (“CBI”), on or about March 28, 2008, and with knowledge that Venturepharm is relying on this letter in connection with such acquisition and would not complete such acquisition without this letter, CBI hereby acknowledges and confirms to Venturepharm as follows:

1. To the knowledge of CBI, the acquisition by Venturepharm of the Sale Shares will not result in a breach of any material term of any agreement binding upon CBI.

2. Upon the acquisition of its Sale Shares, Venturepharm will not assume any obligation of PharmAust to CBI associated with the Sale Shares, and, subject to the express provisions of that certain Voting and Lock-Up Agreement signed by and between CBI and Venturepharm, the form of which is attached as Exhibit A hereto (the “Voting Agreement”), the Sale Shares shall be free of any further contractual limitations imposed by CBI.

3. The Voting Agreement, upon its execution, shall constitute a valid and binding agreement of CBI, enforceable in accordance with its terms.

4. On March 21, 2008, the Board of Directors of CBI amended its Bylaws to remove the applicability of the Virginia Control Share Acquisition Statute, as of the last effective date of the Ancillary Agreement, Registration Rights Agreement, Voting and Lock-Up Agreement and this side letter agreement. As such, upon acquisition by Venturepharm of the Sale Shares, the Sale Shares shall be outstanding voting shares of CBI’s common stock, rank pari passu with all issued and outstanding shares of CBI.

5. Upon completion of Venturepharm’s acquisition of the Sale Shares from PharmAust, Venturepharm will possess the right to nominate a director to CBI’s Board of Directors in accordance with the provisions of CBI’s Articles of Incorporation and Bylaws and applicable U.S. federal and state law. Subject to the foregoing, CBI will support the nomination of Bill Guo and recommend that the shareholders of CBI approve such nomination.

6. CBI has complied, in all material aspects, with the terms and conditions of (i) that certain Subscription Agreement, dated as of December 31, 2007, by and between CBI and the subscribers indicated therein (the “Subscription Agreement”) and (ii) the ancillary documents referenced in the Subscription Agreement.

7. To its knowledge, CBI’s filings with the U.S. Securities and Exchange Commission relating to the transactions contemplated by the Subscription Agreement were materially complete and accurate when filed.

8. CBI and Venturepharm have conditionally entered into a Registration Rights Agreement, the form of which is attached as Exhibit B hereto (the “Registration Rights Agreement”). The Registration Rights Agreement shall become unconditional and binding on the parties thereto upon satisfaction of the conditions set out therein.

9. CBI shall, upon completion of Venturepharm’s acquisition of the Sale Shares, reissue or cause to be reissued the Sale Shares in the name of Venturepharm; provided, however, that CBI’s obligation to reissue the Sale Shares shall be conditioned upon its receipt of a legal opinion addressed to CBI and its transfer agent demonstrating to CBI and its transfer agent that such acquisition complied with U.S. securities law. Further, such legal opinion shall be in a form reasonably satisfactory to CBI.

10. The obligations of VPL hereunder are subject to the condition that VPL shall have obtained all necessary approvals under the Rules Governing the Listing of Securities on the Growth Enterprise Market of the Stock Exchange of Hong Kong Limited and any other regulatory approvals.

This letter shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the principles of conflicts of laws. Any action brought by either party against the other regarding this letter shall be brought only in the state courts of the Commonwealth of Virginia or in the federal courts located in Eastern District of Virginia. The parties to this letter hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties executing this letter agree to submit to the in personam jurisdiction of such courts and hereby waive trial by jury.

This letter, together with the Voting Agreement, the Registration Rights Agreement and all documents referred therein, represents the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by CBI and Venturepharm. No right or obligation of either party hereunder shall be assigned without prior notice to and the written consent of the other party. This letter may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This letter may be executed by facsimile signature and delivered by facsimile transmission.

Commonwealth Biotechnologies, Inc.

By:	/s/ Richard J. Freer
Name:	Richard J. Freer, Ph.D.
Title:	Chief Operating Officer
Date:	March 28, 2008

Acknowledged by:

Venturepharm Laboratories Limited

By:	/s/ William Xia Guo
Name:	William Xia Guo
Title:	Director
Date:	March 28, 2008

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